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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of Excelsior Funds of our report dated October 6, 1997, relating to the financial statements and financial highlights of the Cash Reserves Portfolio appearing in the August 31, 1997 Annual Report of Excelsior Institutional Money Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.




/s/ Price Waterhouse
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Chartered Accountants
Toronto, Ontario
December 23, 1997